THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN  46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release:  September 28, 2007

Contact:  Robert D. Heuchan, President and CEO
          Debra K. Harlow, Chief Financial Officer

              THIRD CENTURY BANCORP ANNOUNCES FILING OF SEC FORM 15
              -----------------------------------------------------
                         TO DEREGISTER ITS COMMON STOCK
                         ------------------------------

Franklin, Indiana, OTCBB "TDCB"

Third Century Bancorp (the "Company"), the holding company for Mutual Savings Bank, announced today that it has filed a Form 15 with the Securities and Exchange Commission to deregister its common stock.

The Company expects the deregistration to be effective within 90 days after the filing of the Form 15. The Company's obligations to file with the SEC certain reports and forms, including Form 10-KSB, Form 10-QSB and Form 8-K, are suspended immediately as of the filing date of the Form 15 and will cease as of the effective date of the Form 15.

Commenting on the announcement, Robert D. Heuchan, President and Chief Executive Officer, said "The decision by the board of the directors of the Company to deregister was made after careful consideration of the advantages and disadvantages of being a public company and the high costs and demands on management time arising from compliance with the many SEC and Sarbanes-Oxley requirements. We believe deregistration will be a significant benefit to the Company by reducing expenses and permitting management to focus its energies to operating the bank."

Founded in 1890, Mutual Savings Bank is a full-service financial institution with over $130 million in assets. In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, and in Nineveh and Trafalgar, Indiana. It also has its Franklin Central Branch in Wanamaker, Indiana.